EXHIBIT 99.1

Press Release for Immediate Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 865-1053

                         MIDWEST BANC REPORTS SECOND QUARTER EARNINGS

•	Quarterly net income decreased due to lower earnings yields and a $4.7 million reduction in net gains on securities transactions and net trading profits compared to the second quarter of 2003.

•	Loans increased at a 10.7% annualized rate during the quarter.

•	Nonperforming loans decreased during the quarter.

•	Net loan charge-offs decreased substantially compared to the similar period in 2003.

•	Allowance to nonperforming loans coverage increased.

•	Branch expansion resumes at Midwest Bank and Trust Company.

(Melrose Park, IL – July 29, 2004). Midwest Banc Holdings, Inc. (NASDAQ: MBHI), a community-based bank holding company, announced a 59.1% decrease in net income for the second quarter of 2004 due primarily to lower yields on average earning assets as the Company repositioned its balance sheet and net losses on securities transactions.

At the same time, management reported that the Company generated new net growth in its loan portfolio, while continuing to improve its loan portfolio quality as evidenced by sharply lower net chargeoffs and further reductions in nonperforming loans. E.V. Silveri, Chairman of the Board, said "We have seen continuing improvement in our loan portfolio quality. At the same time, our business development efforts are accelerating and generating new commitments for future loan growth."

The Company also announced that its flagship subsidiary, Midwest Bank and Trust Company has resumed its branch expansion, following regulatory approvals. The new branch in Glenview, Illinois opened on July 6th, and the bank's Addison branch is scheduled to open on August 2nd.

Net Income and Earnings per Share

Net income was $3.2 million for the three months ended June 30, 2004 compared to $7.8 million for the three months ended June 30, 2003. Net income decreased 43.5% to $8.0 million for the six months ended June 30, 2004 compared to $14.2 million for the similar period in 2003.

Basic earnings per share for the three months ended June 30, 2004 was $0.18 compared to $0.44 for the similar period of 2003. Diluted earnings per share for the three months ended June 30, 2004 was $0.17 compared to $0.43 for the similar period of 2003. The return on average assets for the three months ended June 30, 2003 was 0.56% compared to 1.40% for the similar period in 2003. The return on average equity for the three months ended June 30, 2004 was 9.10% compared to 19.63% for the similar period in 2003.

The second quarter net income was adversely affected by the Company’s continuing efforts to reposition its balance sheet by decreasing its concentration in cash equivalents and increasing the percentage of loans to earning assets. During the first six months of the year, $190.1 million in cash equivalents yielding 0.98% primarily Fed Funds, were held for reinvestment in short-term securities and loans. A significant portion of these funds were invested during the course of the second quarter in short-term investments in order to protect our longer term profitability and capital base during an anticipated period of rising interest rates. This was the first step in the repositioning of earning assets. During the quarter, a portion of the cash equivalents were used to fund loan growth and the purchase of $30.2 million in mortgage loans.

A second factor affecting second quarter earnings was the $4.7 million reduction in net securities gains and losses and net trading profits. During the second quarter, net losses on securities transactions were $750,000 compared to a gain of $2.7 million in the second quarter of 2003. These losses included a $1.1 million loss as a result of the difference in market values for the futures contracts and hedged items. Net trading profits were $1.1 million in the second quarter of 2004 compared to $2.3 million for the same period in 2003.

Basic earnings per share for the six months ended June 30, 2004 was $0.45 compared to $0.80 for the similar period of 2003. Diluted earnings per share for the six months ended June 30, 2004 was $0.44 compared to $0.78 for the similar period of 2003. The annualized return on average assets for the six months ended June 30, 2004 was 0.71% compared to 1.29% for the similar period in 2003. The annualized return on average equity for the six months ended June 30, 2004 was 11.30% compared to 18.71% for the similar period in 2003.

“A key strategic goal for 2004 is to improve our loans to earning assets ratio and management remains focused on this effort. This is the critical second step of the repositioning of our earning assets mix,” stated Brad A. Luecke, President and Chief Executive Officer. He noted that “the second quarter results were disappointing in light of our original expectations of interest rate trends and loan demand. Nevertheless, our business development programs are gaining momentum, and we are confident we can achieve our goals of 7-11% loan growth for the full year.” Luecke also said, “We are committed to this repositioning as a key element in building a sustainable base for future profitability at high performance levels. We are absorbing the pain now in order to improve margins, net income, and returns on equity in future quarters in line with our peer group.”

Luecke also noted that the Company’s flagship bank, Midwest Bank and Trust Company received the necessary regulatory approvals during the second quarter of 2003 to open its Addison and Glenview, Illinois branches. The Glenview branch opened on July 6, 2004 and the Addison branch is scheduled to open on August 2, 2004. In the past, the bank has been able to reach breakeven on new branches in less than 18 months. He said: “We are excited to be in these two markets and feel they will be a strong source of loan originations and deposit growth going forward in 2004 and 2005.”

Net Interest Margin

Net interest income decreased $1.7 million or 11.7% to $13.1 million in the second quarter of 2004 compared to $14.8 million for the similar period in 2003. Net interest margin decreased to 2.61% in the second quarter of 2004 compared to 3.03% in the second quarter of 2003. Due to the timing of repositioning its earnings assets the margin declined from 2.84% during the first quarter to 2.61% in the second quarter. During the second quarter of 2004, the Company increased its loans and securities through funding those additional earnings assets by reducing its cash equivalents. A significant portion of this activity was completed near quarter-end, and the increase in net interest income is expected to be realized in future quarters.

Year to date net interest income decreased $4.5 million or 14.3% to $27.3 million compared to $31.8 million for the similar period in 2003. Net interest margin decreased to 2.73% for the six months ended June 30, 2004 compared to 3.24% for the six months ended June 30, 2003.

The Company anticipates a moderate improvement in net interest margin as the second half of the year progresses. Primary factors include the redeployment of its short-term securities position, higher loan volumes and continued benefit of interest rate swaps related to high interest rate FHLB advances. Rising interest rates would have a nominal but beneficial impact on the net interest margin.

Other Income

Other income, excluding net gains on securities transactions, was $3.9 million for the three months ended June 30, 2004, a decrease of $1.4 million, or 25.9% over the comparable period in 2003. The other income to average assets ratio was 0.69% for the three months ended June 30, 2004 compared to 0.94% for the same period in 2003. On a pro forma basis, excluding net gains on securities transactions and net trading profits, other income was $2.8 million or 0.50% for the three months ended June 30, 2004 compared to $2.9 million or 0.53% for the same period in 2003.

Service charges and fees increased 7.7%, or $110,000, to $1.5 million in the second quarter of 2004 from $1.4 million in the second quarter of 2003. Service charges and fees include service charges on deposit accounts, which are expected to increase with future deposit growth within our existing markets. Insurance and brokerage commissions decreased $72,000 from $556,000 in the second quarter of 2003 to $484,000 for the second quarter of 2004. Gains on sales of loans decreased $208,000 or 55.2% to $169,000 during the second quarter of 2004 compared to $377,000 for the similar period in 2003. The decrease in gains is due to a lower level of mortgage refinancing volume. The Company places most mortgages originated into the secondary market. Trust income decreased by 6.5% or $11,000 to $158,000 for the second quarter of 2004 compared to $169,000 for the similar period in 2003.

Net losses on securities transactions were $750,000 in the second quarter of 2004 compared to net gains on securities transactions of $2.7 million in the second quarter of 2003. Net trading account profits were $1.1 million in the second quarter compared to $2.3 million for the similar period in 2003. Option fee income, included in net trading profits or losses was $1.1 million during the second quarter of 2004 compared to $2.0 million in the second quarter of 2003. Option fees are part of management’s ongoing strategy to manage risk in the securities portfolio and take advantage of favorable market conditions.

Year-to-date, service charges and fees increased 2.7%, or $79,000, to $3.0 million in 2004 compared to $2.9 million for the comparable period in 2003. For the six months ended June 30, 2004, insurance and brokerage commissions decreased $45,000 to $969,000 compared to $1.0 million for the first six months of 2003. Year-to-date, gains on sales of loans decreased $335,000 or 50.4% to $330,000 in 2004 compared to $665,000 for the similar period in 2003. For the six months ended June 30, 2004, trust income increased by $3,000 compared to the six months ended June 30, 2004.

Year to date net gains on securities transactions were $2.1 million compared to $2.8 million in the comparable period in 2003. Included in the year to date net gains on securities transactions was a net loss of $2.8 million as a result of the difference in market values for the future contracts and hedged items. Net trading account losses were $781,000 for the six months ended June 30, 2004, compared to a gain of $3.5 million for the similar period in 2003.

For the six months ended June 30, 2004, other income, excluding net gains on securities transactions, was $5.0 million, a decrease of $4.2 million, or 46.1%, compared to $9.2 million for the comparable period in 2003. For the six months ended June 30, 2004, the other income to average assets ratio was 0.44% compared to 0.84% for the same period in 2003. On a pro-forma basis, excluding net gains on securities and net trading profits or losses, other income was $5.7 million or 0.51% for the six months ended June 30, 2004 and $5.7 million or 0.52% for the same period in 2003.

Net Overhead Ratio

Total other expenses increased 7.1%, or $763,000, to $11.4 million during the second quarter of 2004 compared to $10.7 million for the comparable period in 2003. The other expenses to average assets ratio was 2.03% for the three months ended June 30, 2004 compared to 1.92% for the same period in 2003. The net overhead expenses to average assets ratio was 1.34% for the three months ended June 30, 2004 compared to 0.98% for the same period in 2003. The efficiency ratio was 63.19% for the three months ended June 30, 2004 compared to 49.55% for the same period in 2003 and 66.97% for the three months end March 31, 2004.

Salary and benefit expenses increased 9.8% or $585,000 to $6.6 million for the second quarter of 2004 compared to $6.0 million for the similar period in 2003. Increased full-time staff positions, enhanced benefit programs, and increased health insurance costs have resulted in the increase in salaries and employee benefits. Occupancy expenses increased $212,000 or 14.5% to $1.7 million during the second quarter of 2004 compared to $1.5 million for the comparable period in 2003. Expenses, other than salary and employee benefits and occupancy, decreased $34,000 to $3.2 million in the second quarter of 2004 compared to the similar period in 2003.

For the six months ended June 30, 2004, total other expenses increased 4.8%, or $1.0 million, to $22.5 million from $21.5 million in the first six months of 2003. The other expenses to average assets ratio was 1.99% for the six months ended June 30, 2004 compared to 1.96% for the similar period in 2003. For the six months ended June 30, 2004, the net overhead expenses to average assets ratio was 1.55% compared to 1.12% for the similar period in 2003. The efficiency ratio was 65.00% for the six months ended June 30, 2004 compared to 49.00% for the similar period in 2003.

For the six months ended June 30, 2004, salary and benefit expenses increased $1.0 million or 8.4% to $13.1 million from $12.1 million for the comparable period in 2003. For the six months ended June 30, 2004, occupancy expenses increased $143,000 or 4.4% to $3.4 million from $3.2 million in the six months of 2003. Other expenses decreased $137,000 to $6.0 million for the six months ended June 30, 2004 compared to the similar period in 2003.

Balance Sheet Trends

Total assets were $2.3 billion at June 30, 2004, an increase of $18.9 million compared to December 31, 2003. Loans increased $58.9 million or 5.4% to $1.1 billion at June 30, 2004 compared to December 31, 2004. Loans directly originated by the Company increased $28.7 million or 2.7% during the year. The Company purchased $30.2 million in fixed rate mortgages with an average yield of 4.95% in June 2004 to offset loans paid off during the year. Earning assets at June 30, 2004 were $2.0 billion compared to $2.1 billion at December 31, 2003, reflecting a decrease of $105.8 million primarily as a result in the decrease in the Company’s securities portfolio.

Total deposits of $1.6 billion as of June 30, 2004 represented an increase of $20.2 million from December 31, 2003. Non-interest-bearing deposits were $162.9 million at June 30, 2004, approximately $2.2 million higher than the $160.7 million level at December 31, 2003. Over the same period, interest-bearing deposits increased 1.3%, or $18.0 million to $1.4 billion at June 30, 2004 compared to December 31, 2003.

Core deposits, excluding certificates of deposits under $100,000, increased $18.4 million to $726.5 million at June 30, 2004 from $708.1 million at December 31, 2003. Certificates of deposit under $100,000 increased $37.0 million from December 31, 2003 to $776.3 million at June 30, 2004. Certificates of deposit over $100,000 and public funds decreased $35.2 million from December 31, 2003 to $103.8 million at June 30, 2004. The majority of the decrease was a result of maturities of brokered certificates of deposit and public funds, which were not core deposits and were allowed to run-off. The Company’s marketing efforts focused on core and time deposit account growth in its retail markets, reducing the need to rely on public funds and brokered certificates of deposit.

Asset Quality and Nonperforming Loans

The allowance for loan losses was $16.1 million or 1.41% of total loans at June 30, 2004 compared to $15.7 million or 1.12% of total loans at December 31, 2003. The provision for loan losses was $1,512,000 for the six months ended June 30, 2004 compared to $1,745,000 for the six months ended June 30, 2003. Net charge-offs for the six months ended June 30, 2004 were $1.1 million compared to $4.1 million for the six months ended June 30, 2003. Net charge-offs for the three months ended June 30, 2004 were $547,000 compared to $3.8 million for the similar period of 2003. The net charge-off percentage to average loans was 0.20% and 1.37% for the three months ended June 30, 2004 and June 30, 2003, respectively. The net charge-off percentage to average loans was 0.21% and 0.35% for the six months ended June 30, 2004 and June 30, 2003, respectively.

Allowance for loan losses to nonperforming loans ratio was 1.28x and 1.00x at June 30, 2004 and December 31, 2003, respectively. Nonperforming loans were $12.6 million and $15.7 million at June 30, 2004 and December 31, 2003, respectively. The nonperforming loans to total loans ratio for these two time periods was 1.11% and 1.45%, respectively. The nonperforming assets to total assets ratio was 0.84% and 1.00% for June 30, 2004 and December 31, 2003, respectively.

Other real estate owned was $6.5 million at June 30, 2004, a decrease of $473,000 compared to $6.9 million at December 31, 2003. Included in other real estate owned is one property totaling $6.2 million. The fair market value of this property was determined by a recent appraisal of the real property. This property is a townhouse development for which the borrower ceased construction activities on the project and a construction manager has been appointed. The Company will continue the development and has engaged a well established construction contractor to complete the development in the next two years.

Other Matters

On March 15, 2004, the Company and Midwest Bank and Trust Company (“Bank”) entered into a written agreement with the Federal Reserve Bank of Chicago and the State of Illinois, Office of Banks and Real Estate. The written agreement outlines a series of steps to address and strengthen the Company’s risk management practices. The agreement does not relate to the financial condition, capital, earnings, or liquidity of the Company and the Bank. The agreement requires submission of written plans, programs, policies, and procedures to the regulators for review and approval within specified time frames. The Bank has complied with the provisions of the written agreement and met all reporting requirement. The 2004 annual regulatory examination was completed in April 2004. A written report was received during the quarter and the Board and management noted that progress was noted in many of the areas addressed in the previous examination.

The Securities and Exchange Commission has opened an inquiry in connection with the Company’s restatement of its September 30, 2002 financial statements. The Company is cooperating fully with the SEC on this matter.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
INCOME STATEMENT SUMMARY AND PER SHARE DATA
(In thousands, except per share data)

	Three Months Ended
	June 30,		2003-2004 Comparison
	2004	2003	$ Change	% Change
Interest income	$25,004	$27,576	$(2,572)	-9.3%
Interest expense	11,914	12,749	(835)	-6.5%

Net interest income	13,090	14,827	(1,737)	-11.7%
Provision for loan losses	756	755	(1)	0.1%
Other income	2,827	2,933	(106)	-3.6%
Net gains (losses) on securities transactions	(750)	2,701	(3,451)	-127.8%
Net trading profits	1,051	2,305	(1,254)	-54.4%
Other expenses	11,435	10,672	763	7.1%

Income before income taxes	4,027	11,339	(7,312)	-64.5%
Provision for income taxes	843	3,548	(2,705)	-76.2%

Net income	$3,184	$7,791	$(4,607)	-59.1%

Basic earnings per share	$0.18	$0.44	$(0.26)	-59.1%

Diluted earnings per share	$0.17	$0.43	$(0.26)	-60.5%

Cash dividends declared	$0.12	$0.10	$0.02	20.0%

	Six Months Ended
	June 30,		2003-2004 Comparison
	2004	2003	$ Change	% Change
Interest income	$51,097	$57,558	$(6,461)	-11.2%
Interest expense	23,840	25,765	(1,925)	-7.5%

Net interest income	27,257	31,793	(4,536)	-14.3%
Provision for loan losses	1,512	1,745	(233)	-13.4%
Other income	5,736	5,739	(3)	-0.1%
Net gains on securities transactions	2,116	2,803	(687)	-24.5%
Net trading profits (losses)	(781)	3,459	(4,240)	-122.6%
Other expenses	22,476	21,455	1,021	4.8%

Income before income taxes	10,340	20,594	(10,254)	-49.8%
Provision for income taxes	2,331	6,409	(4,078)	-63.6%

Net income	$8,009	$14,185	$(6,176)	-43.5%

Basic earnings per share	$0.45	$0.80	$(0.35)	-43.8%

Diluted earnings per share	$0.44	$0.78	$(0.34)	-43.6%

Cash dividends declared	$0.12	$0.10	$0.04	20.0%

	Three Months Ended
	June 30,	March 31,	Quarter to Quarter Comparison
	2004	2004	$ Change	% Change
Interest income	$25,004	$26,093	$(1,089)	-4.2%
Interest expense	11,914	11,926	(12)	-0.1%

Net interest income	13,090	14,167	(1,077)	-7.6%
Provision for loan losses	756	756	—	0.0%
Other income	2,827	2,909	(82)	-2.8%
Net gains on securities transactions	(750)	2,866	(3,616)	-126.2%
Net trading profits (losses)	1,051	(1,832)	2,883	157.4%
Other expenses	11,435	11,041	394	3.6%

Income before income taxes	4,027	6,313	(2,286)	-36.2%
Provision for income taxes	843	1,488	(645)	-43.3%

Net income	$3,184	$4,825	$(1,641)	-34.0%

Basic earnings per share	$0.18	$0.27	$(0.09)	-33.3%

Diluted earnings per share	$0.17	$0.26	$(0.09)	-34.6%

Cash dividends declared	$0.12	$0.12	$0.00	0.0%

MIDWEST BANC HOLDINGS, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share data)

	Three Months Ended						Six Months Ended
	June 30,				March 31,		June 30,
	2004		2003		2004		2004		2003
Income Statement Data:
Net income	$3,184		$7,791		$4,825		$8,009		$14,185
Net overhead expense to average assets (1) (2)	1.34%		0.98%		1.76%		1.55%		1.12%
Efficiency ratio (2) (3) (7)	63.19		49.55		66.97		65.00		49.00
Other income to average assets	0.69		0.94		0.19		0.44		0.84
Other expense to average assets	2.03		1.92		1.95		1.99		1.96
Per Share Data (3):
Earnings per share (basic)	$0.18		$0.44		$0.27		$0.45		$0.80
Earnings per share (diluted)	0.17		0.43		0.26		0.44		0.78
Cash dividends declared	0.12		0.10		0.12		0.24		0.20
Book value at end of period	7.82		8.98		8.01		7.82		8.98
Tangible book value at end of period	7.58		8.72		7.76		7.58		8.72
Stock price at end of period	22.30		19.42		23.66		22.30		19.42
Average stock price	22.83		18.77		23.72		23.27		19.11
Selected Financial Ratios:
Return on average assets (4)	0.56%		1.40%		0.85%		0.71%		1.29%
Return on average equity (5)	9.10		19.63		13.45		11.30		18.71
Dividend payout	67.39		22.84		44.43		53.56		25.04
Loan to deposit	70.97		68.22		68.33		70.97		68.22
Average equity to average assets	6.21		7.14		6.33		6.27		6.91
Capital to assets	6.13		7.00		6.35		6.13		7.00
Tangible capital to assets	5.94		6.79		6.15		5.94		6.79
Tier I capital to risk-weighted assets	12.86		10.93		13.22		12.86		10.93
Tier II capital to risk-weighted assets	14.02		11.66		14.43		14.02		11.66
Net interest margin (tax equivalent) (6) (7)	2.61		3.03		2.84		2.73		3.24
Allowance for loan losses to total loans at the end of period	1.41		1.12		1.48		1.41		1.12
Net loans charged off to average total loans	0.20		1.37		0.22		0.21		0.35
Nonperforming loans to total loans at the end of period (8)	1.11		2.29		1.37		1.11		2.29
Nonperforming assets to total assets (9)	0.84		1.15		0.96		0.84		1.15
Allowance to nonperforming loans	1.28	x	0.49	x	1.08	x	1.28	x	0.49	x

	June 30,		March 31,	December 31,
	2004	2003	2004	2003
Balance Sheet Data:
Total assets	$2,283,083	$2,285,062	$2,255,153	$2,264,149
Total earning assets	1,955,969	2,136,639	1,952,606	2,061,747
Average assets (quarter-to-date)	2,268,287	2,230,493	2,277,790	2,249,174
Average assets (year-to-date)	2,273,241	2,212,410	2,277,790	2,234,293
Total loans	1,140,219	1,078,278	1,075,530	1,081,296
Allowance for loan losses	16,088	12,044	15,879	15,714
Total deposits	1,606,649	1,580,655	1,573,920	1,586,411
Borrowings	505,089	497,986	514,911	512,160
Stockholders’ equity	139,966	159,868	143,043	143,081
Tangible stockholders’ equity (10)	135,606	155,238	138,683	138,721
Average equity (quarter-to-date)	140,777	159,158	144,232	141,340
Average equity (year-to-date)	142,505	152,860	144,232	147,487
Common Shares Outstanding	17,897	17,800	17,869	17,861
Average Shares Outstanding (quarter -to-date)	17,880	17,798	17,865	17,848
Average Shares Outstanding (year-to-date)	17,873	17,763	17,865	17,798

(1)	Other expenses less other income divided by average total assets.

(2)	Excludes net gains on securities transactions.

(3)	Other expense divided by the sum of net interest income (tax equivalent) plus other income.

(4)	Net income divided by quarter to date average assets.

(5)	Net income divided by quarter to date average equity.

(6)	Net interest income, on a tax equivalent basis, divided by quarter to date average interest earning assets.

(7)	The following table reconciles reported net interest income on a tax equivalent basis for the periods presented:

QTD	2Q04	2Q03	1Q04
Net interest income	$13,090	$14,827	$14,167
Tax equivalent adjustment to net interest income	637	1,127	905

Net interest income, tax equivalent basis	$13,727	$15,954	$15,072

YTD	2Q04	2Q03
Net interest income	$27,257	$31,793
Tax equivalent adjustment to net interest income	1,543	2,100

Net interest income, tax equivalent basis	$28,800	$33,893

(8)	Includes total nonaccrual and all other loans 90 days or more past due.

(9)	Includes total nonaccrual, all other loans 90 days or more past due, and other real estate owned.

(10)	Stockholders’ equity less goodwill. The following table reconciles reported stockholders’ equity to tangible stockholders’ equity for the periods presented:

	2Q04	2Q03	1Q04	4Q03
Stockholders’ equity	$139,966	$159,868	$143,043	$143,081
Goodwill	4,360	4,630	4,360	4,360

Tangible stockholders’ equity	$135,606	$155,238	$138,683	$138,721